                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          CARAUSTAR INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            [CARAUSTAR LETTERHEAD]

                                                                  March 10, 1997

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Caraustar Industries, Inc. The meeting will be held on Wednesday, April 16, 1997, at 10:00 A.M. at the Caraustar corporate headquarters, located at 3100 Washington Street, Austell, Georgia.

The primary business of the meeting will be the election of directors, the ratification of the selection of independent public accountants and, if presented, consideration of a shareholder proposal concerning the elimination of staggered terms for directors, as more fully explained in the enclosed proxy statement.

During the meeting, we will also report to you on the condition and performance of Caraustar and its subsidiaries, including developments during the past fiscal year. You will have an opportunity to question management on matters that affect the interest of all shareholders. Immediately following the meeting, we will provide a brief tour of one of our Austell mills for anyone who wants to participate.

We hope to see you on April 16, 1997. Whether you plan to attend or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the postage-paid envelope provided. Your vote is important. We appreciate your continued interest and support of Caraustar.

Sincerely yours,

CARAUSTAR INDUSTRIES, INC.

/s/ Russell M. Robinson, II               /s/ Thomas V. Brown
--------------------------                --------------------------------------
Russell M. Robinson, II                   Thomas V. Brown
Chairman of the Board                     President and Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                      TO BE HELD WEDNESDAY, APRIL 16, 1997

The Annual Meeting of Shareholders of Caraustar Industries, Inc. ("Caraustar") will be held on Wednesday, April 16, 1997, at 10:00 A.M., at the Caraustar corporate headquarters, located at 3100 Washington Street, Austell, Georgia for the following purposes:

     1. To elect three Class II directors to serve until the 2000 Annual Meeting of Shareholders.

     2. To consider and act on a proposal to ratify the selection of Arthur Andersen LLP as independent public accountants to audit the books of the Company and its subsidiaries for the year ending December 31, 1997.

     3. To consider and act on, if presented, a shareholder proposal concerning the elimination of staggered terms for directors.

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on February 21, 1997, as the record date for determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof.

                                          By Order of the Board of Directors

                                          /s/ Marinan R. Mays
                                          -------------------

                                          Marinan R. Mays
                                          Corporate Secretary and Manager,
                                             Administrative Services

March 10, 1997

PLEASE COMPLETE AND RETURN THE ENCLOSED APPOINTMENT OF PROXY. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR APPOINTMENT OF PROXY AND VOTE YOUR OWN SHARES.

                           CARAUSTAR INDUSTRIES, INC.
                             3100 WASHINGTON STREET
                             AUSTELL, GEORGIA 30001

                             ---------------------
                                PROXY STATEMENT
                             ---------------------

     The following statement, first mailed on or about March 10, 1997, is furnished in connection with the solicitation by the Board of Directors (the "Board") of Caraustar Industries, Inc. (the "Company") of proxy appointment forms to be used at the Annual Meeting of Shareholders of the Company to be held on April 16, 1997, at 10:00 A.M., at the Caraustar corporate headquarters, located at 3100 Washington Street, Austell, Georgia and at any adjournment or adjournments thereof.

     Please complete, date and sign the accompanying proxy appointment form and return it to ensure that your shares are voted at the meeting. You may revoke the appointment of proxy at any time before it is exercised by submitting to the Secretary of the Company written notice of revocation, a properly executed appointment of proxy of a later date, or by attending the meeting and electing to vote in person. All shares represented by valid proxy appointment forms received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will vote in favor of the election to the Board of Directors of the three Class II director nominees named in this Proxy Statement and a proposal to ratify action taken by the Board of Directors in selecting Arthur Andersen LLP as independent public accountants to audit the books of the Company and its subsidiaries for the year ending December 31, 1997, and against a shareholder proposal concerning the elimination of staggered terms for directors.

     The Company will bear the entire cost of preparing this Proxy Statement and of soliciting the enclosed proxy appointment forms. In addition to the solicitation of the proxies by mail, the Company will request banks, brokers and other record holders to send proxy appointment forms and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. The Company will reimburse them for their reasonable expenses in so doing. If necessary, the Company may use several of its regular employees, who will not be specially compensated, to solicit proxy appointment forms from shareholders, either personally or by telephone, telegram or special letter. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation at an estimated cost of $12,000.

     February 21, 1997 has been fixed as the record date for determination of shareholders entitled to notice of and to vote at such Annual Meeting and, accordingly, only record holders of the Company's Common Shares, $.10 par value (the "Common Shares") at the close of business on February 21, 1997, will be entitled to notice of and to vote at the meeting.

     The number of outstanding Common Shares entitled to vote as of the record date was 24,703,415. Each Common Share is entitled to one vote. In accordance with North Carolina law and the Company's bylaws, a majority of the outstanding Common Shares represented in person or by proxy will constitute a quorum for the election of directors, the ratification of the selection of accountants and consideration of the shareholder proposal. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. With regard to the election of directors, votes may either be cast in favor of or withheld, and directors will be elected by a plurality of the votes cast. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the election. The selection of auditors and the shareholder proposal will be approved if the number of votes cast for the proposal exceeds the number of votes cast against the proposal. Thus, abstentions and broker non-votes will have no effect on the outcome of the vote on the proposals.

                                SHARE OWNERSHIP

     As of March 3, 1997, the only class of voting securities the Company had issued and outstanding was its Common Shares. On that date there were 24,727,415 Common Shares outstanding. The following table sets forth the names of, and the numbers and percentages of Common Shares beneficially owned as of March 3, 1997 by, (a) each person known to the Company to own beneficially 5% or more of the Company's outstanding Common Shares; (b) each director and nominee; (c) each executive officer of the Company identified below in the Summary Compensation Table; and (d) all executive officers and directors of the Company as a group. A "beneficial owner" of Common Shares is a person who has either the voting or investment power, or both, alone or shared with others, over such Common Shares. Each of the individuals listed below possesses sole voting and investment power with respect to the shares listed opposite his or her name, unless noted otherwise.

                                                              SHARES BENEFICIALLY OWNED
                                                              --------------------------
NAME AND ADDRESS+ OF BENEFICIAL OWNER                          NUMBER(1)        PERCENT
-------------------------------------                         -----------      ---------
Maxine Francis Forrest(2)...................................    1,894,825          7.7%
P.O. Box 115
Austell, Georgia 30001
Mary Elizabeth Puette Francis...............................    1,341,025          5.4%
P.O. Box 115
Austell, Georgia 30001
Thomas V. Brown(3)..........................................      210,724         *
Bob M. Prillaman(4).........................................      166,555         *
Jimmy A. Russell............................................      119,526         *
Russell M. Robinson, II(5)..................................      113,075         *
H. Lee Thrash, III(6).......................................      109,177         *
Ralph M. Holt, Jr...........................................       94,025         *
Gary M. Cran................................................       85,105         *
James L. Walden.............................................       49,875         *
James E. Rogers.............................................        4,253         *
James H. Hance, Jr.(7)......................................        4,253         *
John D. Munford.............................................        3,638         *
Directors and Executive Officers as a group (14 persons)....    2,882,218         11.6%

---------------

  + Addresses are furnished only for each person known to the Company to own beneficially 5% or more of the Company's outstanding Common Shares.
(1) Includes the following shares subject to stock options or stock purchase rights exercisable within 60 days after March 3, 1997: Mr.
    Prillaman -- 7,875; Mr. Brown -- 129,474; Mr. Thrash -- 6,125; Mr.
    Russell -- 6,375; Mr. Cran -- 22,362; Mr. Walden -- 19,875; Ms.
    Forrest -- 2,000; Mr. Robinson -- 2,000; Mr. Holt -- 2,000; Mr.
    Rogers -- 2,000; Mr. Hance -- 2,000; Mr. Munford -- 2,000; Directors and Executive Officers as a group -- 208,461.
(2) Includes 71,279 shares registered in the name of Mrs. Forrest's husband, over which Mrs. Forrest disclaims beneficial ownership, 142,438 shares held by Mrs. Forrest in trust for herself under an agreement with her mother, 916,162 shares held by Mrs. Forrest as trustee or custodian for certain family members and 360,000 shares held by The Edward C. Giles Foundation, over which Mrs. Forrest has shared voting and investment power.
(3) Includes 21,200 shares registered in the name of Mr. Brown's wife.
(4) Includes 6,300 shares owned by his daughter, over which Mr. Prillaman disclaims beneficial ownership.
(5) Includes 53,290 shares registered in the name of Mr. Robinson's wife.
(6) Includes 4,434 shares held by Mr. Thrash as custodian for his children and 148 shares held in his wife's Individual Retirement Account.
(7) Includes 2,000 shares held in a family partnership, over which Mr. Hance has shared voting and investment power.
  * Denotes ownership of less than 1% of the Company's Common Shares.

                               SHAREHOLDER RETURN

     Performance Graph. The following graph compares the cumulative total shareholder return on the Company's Common Shares for the years 1992 through 1996 with (a) the cumulative total return of the S&P 400 Index and (b) the cumulative total return of the S&P Paper & Forest Products Index. All cumulative returns assume the investment of $100.00 in each of the Company's Common Shares, the S&P 400 Index and the S&P Paper & Forest Products Index on September 30, 1992 and assume the reinvestment of dividends.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
               AMONG CARAUSTAR INDUSTRIES, INC., S&P 400 INDEX &
       S&P PAPER & FOREST PRODUCTS INDEX FOR THE YEARS 1992 THROUGH 1996

         MEASUREMENT PERIOD               CARAUSTAR          S&P 400         S&P PAPER &
        (FISCAL YEAR COVERED)                                                   FOREST
                                                                               PRODUCTS
                                                                                INDEX
SEPTEMBER 30, 1992                               100.00            100.00            100.00
DECEMBER 31, 1992                                125.04            103.99            107.88
DECEMBER 31, 1993                                114.53            110.70            115.85
DECEMBER 31, 1994                                155.16            112.20            117.74
DECEMBER 31, 1995                                142.62            147.79            126.43
DECEMBER 31, 1996                                241.39            178.28            136.47

                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of 9 members and is divided into 3 classes (I, II and III). Each newly elected class of directors will serve terms of three years. The term of office for incumbent Class II directors will expire at the 1997 Annual Meeting. The incumbent Class II directors are Bob M. Prillaman, Russell M. Robinson, II and H. Lee Thrash, III.

     It is intended that the persons named in the accompanying proxy appointment form will vote only for the three nominees for Class II director, except to the extent authority to so vote is withheld with respect to one or more nominees. Although the Board does not expect that any of the nominees named will be unavailable for election, in the event of a vacancy in the slate of nominees occasioned by death or any other unexpected occurrence, it is intended that the Common Shares represented by the accompanying proxy appointment form will be voted for the election of a substitute nominee selected by the persons named in the proxy appointment form.

     During 1996 the Board of Directors held 7 meetings and on 3 occasions acted by unanimous written consent.

     The Board of Directors maintains an Audit Committee, on which Mrs. Forrest and Messrs. Hance, Holt (chairman) and Rogers serve. The Audit Committee reviews the results and scope of each audit, the service provided by the Company's independent accountants and related-party transactions. The Audit Committee met 3 times in 1996.

     The Board of Directors also has a Compensation and Employee Benefits Committee, on which Messrs. Munford and Rogers (Chairman) currently serve, and on which Mr. Robinson served during 1996. The Compensation and Employee Benefits Committee establishes and reviews the compensation criteria and policies of the Company and administers the Company's 1993 Key Employees' Share Ownership Plan and Incentive Bonus Plan. The Compensation and Employee Benefits Committee met 2 times in 1996.

     Each director who is not an employee or former employee of the Company is being paid (in quarterly installments) an annual retainer fee of $15,000 for serving as a director. A non-executive Chairman of the Board is paid an annual retainer fee of $50,000. The chairmen of the Audit Committee, Compensation and Employee Benefits Committee and Executive Committee also receive an annual retainer fee of $3,000. Additionally, all directors who are not employees of the Company are paid a fee of $1,500 per meeting for attending meetings of the Board of Directors, $500 for participation in a telephonic Board meeting, $750 per committee meeting attended and $250 per committee meeting by telephone conference. All directors are reimbursed for ordinary and necessary out-of-pocket expenses incurred in attending meetings of the Board of Directors.

     The Board of Directors makes nominations for director candidates as permitted by the Company's Bylaws. Section 3 of Article III of the Company's Bylaws prescribes the procedure a shareholder must follow to make nominations for director candidates. Shareholder nominations for director will be considered at an annual meeting or any other meeting at which an election is to be held if the shareholder delivers to the Secretary of the Company, not later than the close of business on the fifth business day following the date on which notice is first given to shareholders of the meeting at which such election is to be held, a notice setting forth the information specified in Section 3 of Article III of the Company's Bylaws. Any shareholder desiring a copy of the Company's Bylaws will be furnished one without charge upon written request to the Secretary.

     Each director and nominee's name, age, current principal occupation (which has continued for at least five years unless otherwise indicated) and the name and principal business of the corporation in which that occupation is carried on, the year each incumbent was first elected to the Board, all positions and offices presently held with the Company and directorships in other publicly held companies are set forth below. None of the following nominees or directors is related (as first cousin or closer) by blood, marriage or adoption to any other nominee, director or person who may be deemed to be an executive officer of the Company.

                               CLASS I DIRECTORS

                (Incumbents to Serve Until 1999 Annual Meeting)

     THOMAS V. BROWN (56), PRESIDENT AND CHIEF EXECUTIVE OFFICER, CARAUSTAR INDUSTRIES, INC. Mr. Brown has served as President of the Company since January 1991 and as its Chief Executive Officer since October 1991. He has served as a director since April 1991. Prior to joining the Company, Mr. Brown served as the Vice President and General Manager, Industrial Packaging Division, of Jefferson Smurfit Corporation, a recycled paperboard manufacturer, from October 1986 through December 1990.

     MAXINE FRANCIS FORREST (46). Mrs. Forrest has served on the Board of Trustees of Brevard College since 1988, and as Vice Chairman since 1990, and on the Board of Trustees of the Cleveland County Community Foundation, a charitable organization, since 1989, and as Vice Chairman during 1993 and as Chairman since 1994. Mrs. Forrest also serves as President of the Edward C. Giles Foundation, a charitable organization that makes educational scholarship grants exclusively for the benefit of the children and descendants of the Company's employees. Mrs. Forrest has served as a director of the Company since April 1990. Mrs. Forrest also is the granddaughter of the late Mr. Ross Puette, the Company's founder.

     RALPH M. HOLT, JR. (65), CHAIRMAN AND CHIEF EXECUTIVE OFFICER, HOLT HOSIERY MILLS, Burlington, North Carolina, a hosiery manufacturer. Mr. Holt has been a director of the Company since April 1986, and has been the Chairman and Chief Executive Officer of Holt Hosiery Mills since 1967.

                               CLASS II DIRECTORS

           (Nominees for election to serve until 2000 Annual Meeting)

     BOB M. PRILLAMAN (64), SENIOR VICE PRESIDENT, CARAUSTAR INDUSTRIES, INC. Mr. Prillaman has served as Senior Vice President of the Company and as a director since 1980. Mr. Prillaman has been employed by the Company or its predecessors since 1969.

     RUSSELL M. ROBINSON, II (64), ATTORNEY AT LAW, ROBINSON, BRADSHAW & HINSON, P.A., Charlotte, North Carolina, a law firm. Mr. Robinson has been engaged in the private practice of law since 1956 and is a shareholder, officer and director of Robinson, Bradshaw & Hinson, P.A. Mr. Robinson has been a director of the Company since December 1992, and has served as Chairman of the Board of Directors of the Company since April 1995. Mr. Robinson also serves as a director of Cadmus Communications Corporation and Duke Power Company.

     H. LEE THRASH, III (46), VICE PRESIDENT, PLANNING AND DEVELOPMENT, AND CHIEF FINANCIAL OFFICER, CARAUSTAR INDUSTRIES, INC. Mr. Thrash has been employed by the Company since 1983 and has served as Vice President and Chief Financial Officer of the Company since 1986 and as a director since 1987.

                              CLASS III DIRECTORS

                (Incumbents to serve until 1998 Annual Meeting)

     JAMES H. HANCE, JR. (52), VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, NATIONSBANK CORPORATION, Charlotte, North Carolina, a bank holding company. Mr. Hance has served as Vice Chairman and Chief Financial Officer of NationsBank Corporation since October 1993, and as Chief Financial Officer since August 1988. Prior to joining NationsBank Corporation (formerly NCNB Corporation) in March 1987, Mr. Hance, a certified public accountant, spent 17 years with the public accounting firm of Price Waterhouse in Philadelphia and Charlotte. Mr. Hance is also a director of Family Dollar Stores, Inc., Lance, Inc. and Summit Properties, Inc. Mr. Hance has been a director of the Company since November 1995.

     JOHN D. MUNFORD (69), VICE CHAIRMAN (RETIRED), UNION CAMP CORPORATION, Franklin, Virginia, a paper and forest products company. Mr. Munford served as Executive Vice President of the fine papers group of Union Camp Corporation from 1984 until April 1991 and thereafter as Vice Chairman of the board of directors of Union Camp Corporation until August 1993. During his 42 years of employment with Union Camp Corporation, Mr. Munford held management positions in both sales and operations. Mr. Munford has been a director of the Company since November 1994. Mr. Munford also serves as a director of Cadmus Communications Corporation, Pulaski Furniture Corporation and Universal Corporation.

     JAMES E. ROGERS (51), PRESIDENT, SCI INVESTORS INC., Richmond, Virginia, a private equity investment firm. Mr. Rogers has been President of SCI Investors Inc. since April 1993. From 1993 to 1996, Mr. Rogers also served as Chairman of Custom Papers Group, Inc., a paper manufacturing company. From 1991 to 1993, Mr. Rogers served as President and Chief Executive Officer of Specialty Coatings International, Inc., a manufacturer of specialty paper and film products. Prior to that time, Mr. Rogers was Senior Vice President, Group Executive of James River Corporation, a paper and packaging manufacturer. Mr. Rogers has been a director of the Company since November 1993. Mr. Rogers also serves as a director of Wellman, Inc. and Owens & Minor, Inc.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during the year ended December 31, 1996, all Section 16(a) filing requirements applicable to its executive officers and directors and any greater than 10% beneficial owners (the Company is aware of none) were complied with.

                             EXECUTIVE COMPENSATION

     Compensation Committee Report. The Company's Compensation and Employee Benefits Committee (the "Compensation Committee") considers and makes recommendations to the Board of Directors with respect to the compensation of the chief executive officer and management incentive plans, sets and adjusts salaries for the Company's other officers, and administers the Company's stock option and incentive bonus plans. Set forth below is the Compensation Committee's report on its actions and policies with regard to the compensation of Thomas V. Brown, the Company's Chief Executive Officer, and the Company's executive officers generally.

COMPENSATION POLICIES

     The Compensation Committee's policies with regard to senior officer compensation are (1) to pay appropriate base salaries based on reviews of base salaries paid to executives in comparable companies and evaluations of individual responsibilities and performance, (2) to provide long-term incentives and encourage investment in the Company's shares by granting stock options and other stock-based awards, and (3) to tie compensation to Company performance through an annual incentive bonus plan. The Compensation Committee regularly reviews compensation paid to executives in other comparable companies and uses surveys produced by Hewitt and the Paper Industry Compensation Association as its principal resources in this regard.

BASE SALARY

     Base salary forms the competitive foundation of the officer compensation program. Executive officer salaries are administered by the Compensation Committee to ensure they remain competitive with practices of companies of comparable revenues and similar industries. As stated above, the Company periodically engages compensation consultants and surveys industry data for this purpose. Based on its review of the survey data, the Compensation Committee approved certain base salary increases for 1996 for the Company's senior officers and recommended an increase, which the Board approved, in Mr. Brown's base salary from $420,000 to $445,000.

LONG TERM INCENTIVES

     The Compensation Committee believes that share ownership by executives is important to align the interests and outlook of executives with those of the shareholders. The Company's 1993 Key Employees' Share Ownership Plan, which provides for grants of stock options and stock purchase rights, provides that, in making grants of options and rights, the Compensation Committee should give particular consideration to employees who have taken advantage of opportunities to increase their share ownership. During 1996, the Compensation Committee granted to employees stock options, stock purchase rights and accompanying bonus share rights with respect to an aggregate of 154,360 shares, taking into account each employee's functions, responsibilities and ability to contribute to Company performance. Mr. Brown also participated in the Company's 1993 Key Employees' Share Ownership Plan, on the same basis as that of all other participating executives, with the amount of stock options granted to him being substantially the same, in proportion to his base salary, as the amounts granted to other senior executives.

INCENTIVE BONUS PLAN

     The Company maintains an Incentive Bonus Plan pursuant to which participants receive annual bonuses based on Company performance. Approximately 53 executives participated in this plan in 1996. Each year the Compensation Committee establishes a formula pursuant to which the amount of the bonuses for that year is to be determined, based on some measure or measures of Company performance. For 1996, bonuses under the plan were determined based on the amount by which 1996 net income from continuing operations exceeded 1995 income from continuing operations. Under the 1996 formula, increases in net income from continuing operations of 5%-15% over 1995 levels would yield participant bonuses of 5%-18% of base salary; for increases in net income of 16%-25%, bonuses would range from 23%-39% of base salary; and for increases in net income of over 25%, bonuses would be 50% of base salary and higher, depending upon the exact amount of the increase in net income from continuing operations, but in no event would exceed 100% of base salary. Net income from continuing operations for 1996 was approximately $57.9 million, an increase of 35% over 1995, and application of the 1996 bonus formula yielded participant bonuses of approximately 72% of base salary. Mr. Brown also participated in the Company's Incentive Bonus Plan, receiving an annual bonus under the Incentive Bonus Plan that was, as a percentage of his base salary, the same (approximately 72%) as that of all other participating employees. Thus, Mr. Brown's 1996 bonus compensation was dependent upon Company performance to the extent that his bonus awarded under the Incentive Bonus Plan was based on the increase in the Company's net income from continuing operations.

     Under the formula established for the 1997 Incentive Bonus Plan, the bonuses paid to participants are also based on increases in the Company's net income from continuing operations. The 1997 formula provides that participants will not receive any bonus unless the Company achieves an increase in net income from continuing operations. If the Company's 1997 net income improves over 1996, then a bonus pool will be distributed to plan participants based on the extent to which 1997 net income exceeds the 1996 performance level. In no event may the bonus payable under the 1997 formula exceed 100% of a participant's salary.

CORPORATE TAX CONSIDERATIONS

     Section 162(m) of the Internal Revenue Code prohibits publicly held corporations from deducting as an expense for tax purposes the amount by which compensation paid to any of the Company's chief executive officer or four other most highly compensated executive officers exceeds $1,000,000, unless such compensation qualifies as "performance-based." Although the current cash compensation levels of the Company's executives generally remain well below the $1,000,000 limit, and the remaining compensation payable under the Company's 1993 Key Employees' Share Ownership Plan to such executive officers consists of incentive stock options under Section 422 of the Internal Revenue Code, for which the Company generally is not entitled a deduction, the Compensation Committee intends to structure any stock option component of the Company's future compensation plans to qualify as "performance-based" compensation that is exempt from the Section 162(m) deduction limitations.

                                          COMPENSATION COMMITTEE:

                                            JAMES E. ROGERS, CHAIRMAN
                                            JOHN D. MUNFORD
                                            RUSSELL M. ROBINSON, II

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the last completed fiscal year, no member of the Compensation and Employee Benefits Committee was an employee or officer of the Company. Mr. Russell M. Robinson, II, who is the Chairman of the Board of Directors and was a member of the Compensation and Employee Benefits Committee during 1996, is President, a director and a shareholder of the firm of Robinson, Bradshaw & Hinson, P.A., which was retained to perform legal services for the Company and its subsidiaries during the last fiscal year. It is anticipated that the firm will continue to provide legal services to the Company and its subsidiaries during the current fiscal year. In light of certain amendments to the Section 16 rules under the Securities Exchange Act of 1934 and the expiration of certain transition rules under Section 162(m) of the Internal Revenue Code, Mr. Robinson recently resigned from the Compensation and Employee Benefits Committee to ensure that the Compensation Committee will be composed solely of "non-employee directors" for purposes of the Section 16 rules and "outside directors" for purposes of Section 162(m).

     Summary Compensation Table. The following table sets forth information concerning the compensation for the years ended December 31, 1994, 1995 and 1996 for those persons who were, at December 31, 1996, the chief executive officer of the Company and the Company's four other most highly compensated executive officers (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                       COMPENSATION AWARDS
                                                       ANNUAL COMPENSATION           -----------------------
                                                ----------------------------------   RESTRICTED   SECURITIES
                                                                      OTHER ANNUAL     STOCK      UNDERLYING    ALL OTHER
     NAME AND                                    SALARY     BONUS     COMPENSATION     AWARDS      OPTIONS     COMPENSATION
 PRINCIPAL POSITION                      YEAR     ($)        ($)          ($)          ($)(1)        (#)           ($)
 ------------------                      ----   --------   --------   ------------   ----------   ----------   ------------
Thomas V. Brown,.......................  1996   $440,833   $320,045             --         --(3)    8,000(6)      $1,560(9)
  President and Chief                    1995   $420,000   $106,940(2)          --    $13,038(4)    8,000(7)      $1,026(9)
  Executive Officer                      1994   $397,000   $103,974(2)          --    $15,582(5)    8,000(8)      $1,026(9)

James L. Walden,.......................  1996   $285,007   $206,915             --         --(10)   4,500(11)         --
  Vice President                         1995   $270,400   $ 55,973             --         --       4,500(12)         --
                                         1994   $261,621   $ 68,519             --         --       4,500(8)          --

Bob M. Prillaman,......................  1996   $250,771   $182,060             --         --(10)   4,500(11)         --
  Senior Vice President                  1995   $237,492   $ 49,161             --         --       4,500(12)         --
                                         1994   $229,781   $ 60,180             --         --       4,500(8)          --

Gary M. Cran,..........................  1996   $262,917   $190,878(2)          --    $28,619(13)   4,500(11)         --
  Vice President                         1995   $248,989   $ 51,540(2)          --    $ 7,722(14)   4,500(12)         --
                                         1994   $224,992   $ 58,925(2)          --    $ 8,831(15)   4,500(8)          --

Jimmy A. Russell.......................  1996   $223,486   $162,251             --         --(16)   4,000(11)         --
  Vice President                         1995   $208,619   $ 43,184             --         --       4,000(12)         --
                                         1994   $187,575   $ 49,126             --         --       3,500(8)          --

---------------

  (1) All restricted stock awards shown are awards of restricted bonus shares under the Company's Incentive Bonus Plan (the "Incentive Bonus Plan"). Under the Incentive Bonus Plan, except as described below, 30% of each executive officer's bonus is paid in bonus shares, valued at the current market price of the Company's common shares, and the recipient also receives one restricted bonus share for each two bonus shares received. Additionally, the payment of such bonus shares results in the cancellation of a like number of stock purchase rights held by such officer under the 1993 Key Employees' Share Ownership Plan (the "1993 Share Plan"). Thus, an award under the Incentive Bonus Plan of bonus shares and restricted bonus shares, with the resulting cancellation of a like number of stock purchase rights, has the same effect as the officer's using a cash bonus to exercise stock purchase rights under the 1993 Share Plan. If for any reason an officer does not hold stock purchase rights at the time his bonus is paid, his entire bonus is paid in cash. Although the restricted bonus shares are fully vested and pay dividends at the normal rate upon issuance, they are subject to certain forfeiture and transfer restrictions under the terms of the 1993 Share Plan and Incentive Bonus Plan.
 (2) Pursuant to the Incentive Bonus Plan, 30% of this amount was paid to the Named Officer in bonus shares rather than cash, and a like number of stock purchase rights were cancelled. The Named Officer also received, without consideration, one restricted bonus share (the value of which is reflected in the Restricted Stock Awards column) for each two bonus shares awarded.
 (3) As of December 31, 1996, Mr. Brown held a total of 12,615 restricted common shares valued at $419,449.
 (4) Amount represents the fair market value on the date of issuance of 596 restricted bonus shares. See footnotes 1 and 2.
 (5) Amount represents the fair market value on the date of issuance of 794 restricted bonus shares. See footnotes 1 and 2.
 (6) Amount represents a grant of incentive options under the 1993 Plan. All such stock options are currently unvested, but will vest over three years beginning on February 2, 1998 in annual increments of 18.25%, 38.775% and 42.975%.

 (7) Amount represents a grant of incentive options under the 1993 Share Plan. Such stock options are currently approximately 25% vested, and will continue vesting at the approximate rate of 25% per year on June 6 of each year through 1999.
 (8) Amount represents a grant of incentive stock options under the 1993 Share Plan. Such stock options are currently 50% vested, and will continue vesting at the rate of 25% per year on May 16 of each year through 1998.
 (9) Amount represents the portion of term life insurance premiums paid by the Company on terms not otherwise available to all salaried employees.
(10) As of December 31, 1996, this Named Officer held a total of 7,500 restricted common shares valued at $249,375.
(11) Amount represents a grant of incentive options under the 1993 Share Plan. Such stock options are currently 25% vested, and will continue vesting at the rate of 25% per year on February 2 of each year through 2000.
(12) Amount represents a grant of incentive stock options under the 1993 Share Plan. Such stock options are currently 25% vested, and will continue vesting at the rate of 25% per year on June 6 of each year through 1999.
(13) Amount represents the fair market value on the date of issuance of 950 restricted bonus shares. See footnotes 1 and 2. As of December 31, 1996, Mr. Cran held a total of 1,721 restricted common shares valued at $57,223.
(14) Amount represents the fair market value on the date of issuance of 353 restricted bonus shares. See footnotes 1 and 2.
(15) Amount represents the fair market value on the date of issuance of 450 restricted bonus shares. See footnotes 1 and 2.
(16) As of December 31, 1996, Mr. Russell held a total of 5,850 restricted common shares valued at $194,513.

     Option Grants Table. The following table sets forth certain information concerning grants of stock options to the Named Officers during the year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE
                                        NUMBER OF    % OF TOTAL                              VALUE AT ASSUMED
                                        SECURITIES    OPTIONS                             ANNUAL RATES OF STOCK
                                        UNDERLYING   GRANTED TO   EXERCISE                  PRICE APPRECIATION
                                         OPTIONS     EMPLOYEES    OR BASE                    FOR OPTION TERM
                                         GRANTED     IN FISCAL     PRICE     EXPIRATION   ----------------------
                 NAME                      (#)          YEAR       ($/SH)       DATE       5% ($)      10% ($)
                 ----                   ----------   ----------   --------   ----------   ---------   ----------
Thomas V. Brown.......................    8,000(1)      5.63%      $19.50       2004        $74,480     $178,400
James L. Walden.......................    4,500(2)      3.17%      $19.50       2004        $41,895     $100,350
Bob M. Prillaman......................    4,500(2)      3.17%      $19.50       2004        $41,895     $100,350
Gary M. Cran..........................    4,500(2)      3.17%      $19.50       2004        $41,895     $100,350
Jimmy A. Russell......................    4,000(2)      2.82%      $19.50       2004        $37,240     $ 89,200

---------------

(1) This amount represents the number of shares of common stock underlying grants of incentive stock options under the 1993 Share Plan. All of these options are currently unvested, but will vest over three years beginning on February 2, 1998 in annual increments of 18.25%, 38.775% and 42.975%.
(2) These amounts represent the number of shares of common stock underlying grants of incentive stock options under the 1993 Share Plan. These options are currently 25% vested, and will continue vesting at the rate of 25% per year on February 2 of each year through 2000.

     Option Exercises and Year-End Value Table. The following table sets forth certain information concerning the exercise of stock options by the Named Officers during 1996 and unexercised options held as of December 31, 1996.

                      AGGREGATED OPTION EXERCISES IN LAST
                      FISCAL YEAR AND FY-END OPTION VALUE

                                                                                                      VALUE OF
                                                                        NUMBER OF                    UNEXERCISED
                                                                  SECURITIES UNDERLYING             IN-THE-MONEY
                                                                   UNEXERCISED OPTIONS               OPTIONS AT
                                  SHARES ACQUIRED    VALUE            AT FY-END (#)                 FY-END ($)(1)
                                    ON EXERCISE     REALIZED   ---------------------------   ---------------------------
              NAME                      (#)           ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              ----                ---------------   --------   -----------   -------------   -----------   -------------
Thomas V. Brown.................       2,200        $67,200      131,678        20,026       $3,668,463      $298,851
                                       4,192        $     0
                                       2,096        $50,413
Bob M. Prillaman................          --             --        6,750        11,250       $  116,720      $167,907
James L. Walden.................          --             --       14,750        19,250       $  240,719      $291,906
Gary M. Cran....................         706        $     0       79,087        11,250       $1,989,121      $167,907
                                         353        $ 7,722
Jimmy A. Russell................          --             --       25,375         9,625       $  630,469      $142,531

---------------

(1) The fair market value used for computations in this column was $33.25, which was the closing market price of the Company's Common Shares on December 31, 1996.

     Retirement Plans. Substantially all of the Company's employees participate in a non-contributory defined benefit pension plan. The pension plan provides for retirement, disability and death benefits. Employees who retire at the normal retirement age of 65 and receive their benefits as a single life annuity are entitled to annual pension benefits equal to 1.35% of their average annual compensation multiplied by the number of years of credited service (not greater than 33 years), less .65% of final average annual compensation (up to the taxable wage base as established by the Social Security Administration) for each year of credited service at normal retirement date (not greater than 33 years). Average annual compensation is the highest average compensation received by an employee for any consecutive five-year period during the last 10 consecutive plan years of an employee's participation in the plan. Average annual compensation is defined as an employee's gross wages, excluding fringe benefits and deferred compensation (salary and bonus columns of the Summary Compensation Table less any deferred compensation included in the salary column), and final average compensation is defined as average annual compensation up to the taxable wage base as determined by the Social Security Administration.

     The Company also maintains a Supplemental Executive Retirement Plan ("SERP"), which supplements the Company's pension plan benefits by providing to certain highly compensated employees the additional retirement benefits to which they otherwise would be entitled under the Company's pension plan in the absence of certain limitations imposed by the Internal Revenue Code. The additional benefits payable under the SERP will be based on the same formula as the pension plan, but without regard to the taxable wage base established by the Social Security Administration or the 33-year maximum limit on credited years of service.

     The following table shows the estimated annual benefits payable upon retirement to employees participating in the Company's non-contributory defined benefit pension plan, as supplemented by the SERP, at specified compensation levels and years of service:

              COMBINED RETIREMENT PLANS ESTIMATED ANNUAL BENEFITS

                                              CREDITED YEARS OF SERVICE
AVERAGE ANNUAL   -----------------------------------------------------------------------------------
 COMPENSATION      10        15         20         25         30         35         40         45
--------------   -------   -------   --------   --------   --------   --------   --------   --------
 $150,000        $18,345   $27,518   $ 36,690   $ 45,863   $ 55,036   $ 64,208   $ 73,381   $ 82,554
  200,000         25,095    37,643     50,190     62,738     75,286     87,833    100,381    112,929
  250,000         31,845    47,768     63,690     79,613     95,536    111,458    127,381    143,304
  300,000         38,595    57,893     77,190     96,488    115,786    135,083    154,381    173,679
  350,000         45,345    68,018     90,690    113,363    136,036    158,708    181,381    204,054
  400,000         52,095    78,143    104,190    130,238    156,286    182,333    208,381    234,429
  450,000         58,845    88,268    117,690    147,113    176,536    205,958    235,381    264,804
  500,000         65,595    98,393    131,190    163,988    196,786    229,583    262,381    295,179

     At December 31, 1996, the estimated credited years of service and average annual compensation under the retirement plans for each of the Named Officers were as follows: Thomas V. Brown, 34 years and $455,776 (credited years of service include term of service with former employer in accordance with Mr. Brown's employment agreement); James L. Walden, 4 years and $299,325; Bob M. Prillaman, 28 years and $150,000 (Mr. Prillaman participates only in the pension plan); Gary M. Cran, 10 years and $150,000 (Mr. Cran participates only in the pension plan); and Jimmy A. Russell, 21 years and $206,995.

     Employment Agreements. The Company entered into an employment agreement, effective January 1, 1991, with Thomas V. Brown. Pursuant to the employment agreement, the annual base salary of Mr. Brown was established for the first year of employment at $350,000. Future increases in such base salary are determined by the Compensation and Employee Benefits Committee. Pursuant to the employment agreement, the Company granted to Mr. Brown options to purchase 120,000 shares of Common Stock at $4.00 per share, which expire January 1, 2001, and which were subject to vesting at a rate of 20% per year over a five-year period. As of December 31, 1996, options for the 120,000 shares were fully vested. Pursuant to the employment agreement, the Company has provided Mr. Brown with $1,000,000 in term life insurance, the initiation fee and monthly dues for a local country club, an annual $5,000 allowance for financial planning and tax preparation services and travel and accident insurance in the amount of $1,000,000.

     Under Mr. Brown's employment agreement, the Company has agreed to pay Mr. Brown an excess benefit to the extent that the pension benefit Mr. Brown would have received under his former employer's benefit plan (assuming Mr. Brown's term of service with his prior employer continued uninterrupted until his termination of service with the Company) exceeds his benefit from the Company. Under this alternate calculation, this benefit is equal to approximately 1.5% of Mr. Brown's annual average compensation (less certain adjustments).

     Mr. Brown's employment agreement runs for an indefinite term, but may be terminated by the Company or Mr. Brown with or without cause upon 60 days' prior notice. Certain terms of the agreement (i) providing for one year's severance pay to Mr. Brown in the event of his termination by the Company without cause and (ii) prohibiting Mr. Brown from competing with the Company for one year following his voluntary termination of employment with the Company expired on January 1, 1996.

     The Company entered into an employment agreement with James L. Walden on January 25, 1993 to establish Mr. Walden's compensation during the first year of his employment. Under the employment agreement, Mr. Walden's base salary for his first year of employment was set at $250,000, with future increases to be determined by the Compensation and Employee Benefits Committee. The agreement also provided Mr. Walden with a guaranteed minimum bonus of 10% of his base salary for the first year and provided that Mr. Walden was eligible for immediate participation in the 1993 Key Employees' Share Ownership Plan and the Company's Incentive Bonus Plan. Pursuant to the employment agreement, the

Company granted Mr. Walden options to purchase 20,000 shares of Common Stock at $17.75, the fair market value of such shares on the date of grant. These options expire on February 5, 2003 and are subject to vesting at a rate of 20% per year over a five-year period. Any unvested options terminate upon the termination of Mr. Walden's employment for any reason other than death or disability. Options for 16,000 of these shares were vested as of February 5, 1997. Under the agreement, the Company also has provided Mr. Walden with term life insurance in an amount equal two times his annual base salary, travel and accident insurance in the amount of $500,000, an annual $5,000 allowance for financial planning and tax preparation services and an allowance for local country club dues of up to $3,000 per year.

     The Company has agreed to pay Mr. Gary Cran an excess benefit to the extent that the pension benefit Mr. Cran would have received under his former employer's benefit plan (assuming Mr. Cran's term of service with his prior employer continued uninterrupted until his termination of service with the Company) exceeds his benefit from the Company. Under this alternate calculation, this benefit is equal to approximately 1.5% of Mr. Cran's annual average compensation (less certain adjustments).

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board, upon the recommendation of the Audit Committee, has approved the selection of the firm of Arthur Andersen LLP as independent public accountants to examine the books of the Company and its subsidiaries for the current year, to report on the consolidated statement of financial position and related statement of earnings of the Company and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board. The Board recommends that the shareholders vote in favor of ratifying and approving the selection of Arthur Andersen LLP for the purposes set forth above. The Company has been advised by Arthur Andersen LLP that the firm did not have any direct financial interest or any material indirect financial interest in the Company and its subsidiaries during the Company's most recent fiscal year.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

     Approval of the proposal requires the affirmative vote of a majority of the Common Shares voted on the proposal. Should the shareholders vote negatively, the Board of Directors will consider a change in auditors for the next year.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFYING THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS TO AUDIT THE BOOKS OF THE COMPANY AND ITS SUBSIDIARIES FOR THE CURRENT YEAR.

                              SHAREHOLDER PROPOSAL

     The United Paperworkers International Union, 3340 Perimeter Hill Drive, Nashville, Tennessee 37211, owner of 200 Common Shares of record, has given notice that it intends to present for action at the Annual Meeting a proposal in the form of the following resolution:

          "BE IT RESOLVED: That the shareholders of Caraustar Industries ('Company') urge that the Board of Directors take the necessary steps to declassify the Board of Directors for the purpose of director elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected."

     The proponent has furnished the following statement in support of its proposal:

          "The Board of Directors of the Company is divided into three classes serving staggered three-year terms. It is our belief that the classification of the Board of Directors is not in the best interest of the Company and its shareholders. The elimination of the staggered board would require each director to stand for election annually. This procedure would allow shareholders an opportunity to annually register their views on the performance of the board collectively and each director individually.

          "Concern that the annual election of all directors would leave the Company without experienced board members in the event that all incumbents are voted out is unfounded. If the owners should choose to replace the entire board, it would be obvious that the incumbent directors' contributions were not valued.

          "A classified board of directors protects the incumbency of the board and current management which in turn limits accountability to shareholders. We believe that this protection for incumbents reduces management's accountability to shareholders and negatively impacts financial performance.

     "We urge your support for this proposal."

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE PROPOSAL

     Under the corporate law of North Carolina, the State in which the Company is incorporated, the change contemplated by the proposal would require the shareholders to amend the Company's Bylaws to delete the current staggered board provision that was adopted by the shareholders at a special meeting held August 27, 1992. A vote in favor of the proposal, therefore, would constitute a request that the Board propose such an amendment for shareholder approval. The Board of Directors does not believe, however, that such an amendment would be in the best interests of the Company or its shareholders.

     The Board believes that the staggered system of electing directors helps assure continuity of the Company's business strategies and policies and enables the Company to plan for a reasonable period into the future. The Board also believes that the staggered system strikes the right balance between flexibility, by providing for the annual election of one-third of the directors, and stability, by ensuring that a majority of the directors at all times will have had prior experience in the management of the Company's business. In addition, the staggered system would preclude immediate removal of all incumbent directors by a person seeking a change in control of the Company and thereby would permit the Board time to negotiate, consider alternative proposals and act to protect and maximize shareholder value.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

               PROPOSALS FOR 1997 ANNUAL MEETING OF SHAREHOLDERS

     Shareholders who intend to present proposals for consideration at next year's annual meeting are advised that any such proposal must be received by the Secretary of the Company no later than the close of business on November 10, 1997 if such proposal is to be considered for inclusion in the proxy statement and proxy appointment form relating to that meeting.

                                 OTHER MATTERS

     The Board and officers are not aware of any other matters which may be presented for action at the meeting, but if other matters do properly come before the meeting, it is intended that the Common Shares represented by the accompanying proxy appointment form will be voted by the persons named in the form in accordance with their best judgment.

     You are cordially invited to attend this year's meeting. However, whether you plan to attend the meeting or not, you are respectfully urged to sign and return the enclosed proxy appointment form, which will, of course, be returned to you at the meeting if you are present and so request.

                                          /s/ Russell M. Robinson, II
                                          Russell M. Robinson, II
                                          Chairman of the Board

                                          /s/ Thomas V. Brown
                                          Thomas V. Brown
                                          President and Chief Executive Officer

                                 CARAUSTAR LOGO

                                                                      APPENDIX


REVOCABLE                                  CARAUSTAR INDUSTRIES, INC.
APPOINTMENT                              ANNUAL MEETING OF SHAREHOLDERS
OF PROXY                                  TO BE HELD ON APRIL 16, 1997

  THIS APPOINTMENT OF PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

   The undersigned hereby constitutes and appoints Russell M. Robinson, II and Thomas V. Brown as Proxies with full power of substitution to act and vote for and on behalf of the undersigned, as designated below, all the common shares of Caraustar Industries, Inc. (the "Company") held of record by the undersigned on February 21, 1997, at the annual meeting of shareholders to be held at the Caraustar corporate headquarters, located at 3100 Washington Street, Austell, Georgia on April 16, 1997 or any adjournment thereof.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. ELECTION OF THREE CLASS II DIRECTORS

[ ]  FOR all nominees listed below                           [ ]  WITHHOLD AUTHORITY
     (except as marked to the contrary below)                     to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.)

         Bob M. Prillaman; Russell M. Robinson, II; H. Lee Thrash, III

2. PROPOSAL TO RATIFY THE BOARD OF DIRECTORS' SELECTION OF ARTHUR ANDERSEN LLP as the Company's independent public accountants.
                   [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

 Proposals continued on reverse side. Please sign and date on the reverse side and return in the enclosed postage-prepaid envelope.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.

3. SHAREHOLDER PROPOSAL CONCERNING THE ELIMINATION OF STAGGERED TERMS FOR DIRECTORS.
                   [ ] FOR       [ ] AGAINST       [ ] ABSTAIN
4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

   THE PROXIES WILL VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3 UNLESS THE SHAREHOLDER DIRECTS OTHERWISE, IN WHICH CASE THE PROXIES WILL VOTE AS DIRECTED.

 The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated March 10, 1997, and revokes all Appointments of Proxy heretofore given by the undersigned.

 Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                DATED:                    , 1997
                                                      --------------------

                                                --------------------------------
                                                Signature

                                                --------------------------------
                                                Signature if held jointly

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                           POSTAGE-PREPAID ENVELOPE.